As filed with the Securities and Exchange Commission on July 25, 2024.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VISTEON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	38-3519512
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
One Village Center Drive, Van Buren Twp., Michigan	48111
(Address of principal executive offices)	(zip code)
Visteon Corporation 2020 Incentive Plan
(Full title of the Plan)

Brett D. Pynnonen
Senior Vice President and Chief Legal Officer
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111
(Name and address of agent for service)

(800) VISTEON
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☑                        Accelerated Filer ☐
Non-Accelerated Filer ☐                        Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
Explanatory Note

    On April 25, 2024, the Company filed with the Commission a Definitive Proxy Statement that included a proposal (the “Proposal”) to increase the number of shares of Common Stock authorized to be issued under the Plan by 1,330,000 shares. The stockholders of the Company approved the Proposal at the 2024 Annual Meeting of Stockholders held on June 6, 2024.

In accordance with General Instruction E to Form S-8, Visteon Corporation (the “Company”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register an additional 1,330,000 shares of its common stock, par value $0.01 per share (“Common Stock”) to be issued under the Visteon Corporation 2020 Incentive Plan (the “Plan”), which Common Stock is in addition to the 1,535,000 shares of Common Stock registered on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 30, 2020 (File No. 333-240184) (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated hereby by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

(a.)    the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

(b.)    the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024;

(c.)    the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024;

(d.)    the Company’s Current Report on Form 8-K filed on June 10, 2024; and

(e.)    the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 30, 2010, as updated by Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, together with any amendments or reports filed for the purposes of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.        Interests of Named Experts and Counsel.

The validity of the shares of Common Stock being registered pursuant hereto has been passed upon by Brett D. Pynnonen, Senior Vice President and Chief Legal Officer of the Company. Mr. Pynnonen, a full-time employee of the Company, participates in the Company’s compensation plans and is eligible to receive awards under the Plan. As of July 19, 2024, Mr. Pynnonen beneficially owned 10,437 shares of the Company’s Common Stock and had outstanding awards under the Company’s equity compensation plans with respect to a target number of 13,458 shares.

Item 6.        Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145(a) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides, in part, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. Section 145(b) of the DGCL provides, in part, that a Delaware corporation may indemnify a director, officer, employee or agent of such corporation in an action or suit by or in the right of such corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where a present or former director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(g) of the DGCL provides, in part, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL.

Article Sixth of the Third Amended and Restated Certificate of Incorporation of the Company (the “Charter”) provides, in part, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Article Seventh of the Charter and Article VIII of the Amended and Restated Bylaws of the Company (the “Bylaws”) generally provide for indemnification of directors and officers of the Company to the fullest extent permitted by the DGCL.

The foregoing is only a general summary of certain aspects of the DGCL and the Company’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete summary of the same. As a result, this Item 6 is qualified in its entirety by reference to the applicable provisions of the DGCL and of the Charter and Bylaws.

The Company has obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.

Item 8.        Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Exhibit Description
4.1
Third Amended and Restated Certificate of Incorporation of Visteon Corporation (incorporated by reference to Appendix D to the Definitive Proxy Statement on Schedule 14A of Visteon Corporation filed on April 30, 2021).

4.2
Amended and Restated Bylaws of Visteon Corporation, as amended through June 9, 2016 (incorporated by reference to Exhibit 3.2a to the Current Report on Form 8-K of Visteon Corporation filed on June 10, 2016).

4.3
Form of Common Stock Certificate of Visteon Corporation (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Visteon Corporation filed on October 1, 2010 (File No. 001-15827)).

5.1*	Opinion of Brett D. Pynnonen, Senior Vice President and Chief Legal Officer of the Company.
23.1*	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.
23.2*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.
23.3*	Consent of Brett D. Pynnonen, Senior Vice President and Chief Legal Officer of the Company (included in Exhibit 5.1 hereto).
24.1*	Power of Attorney (included after the signature page hereto).
99.1	Visteon Corporation 2020 Incentive Plan, (incorporated by reference to Appendix C to the Definitive Proxy Statement on Schedule 14A of Visteon Corporation filed on April 23, 2020).
107*	Filing Fee Table
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Van Buren Township, State of Michigan, on this 25th day of July, 2024.
VISTEON CORPORATION

By     /s/ Brett D. Pynnonen
Brett D. Pynnonen
Senior Vice President and Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerome J. Rouquet, Brett D. Pynnonen and Heidi A. Sepanik, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 25, 2024.

Signature	Title

/s/ Sachin S. Lawande	Director, President and Chief Executive Officer
Sachin S. Lawande	(Principal Executive Officer)

/s/ Jerome J. Rouquet	Senior Vice President and Chief Financial Officer
Jerome J. Rouquet	(Principal Financial Officer)

/s/ Colleen E. Myers	Vice President and Chief Accounting Officer
Colleen E. Myers	(Principal Accounting Officer)

/s/ Francis M. Scricco	Chairman of the Board
Francis M. Scricco

/s/ James J. Barrese	Director
James J. Barrese

/s/ Naomi M. Bergman	Director
Nomi M. Bergman

/s/ Jeffrey D. Jones	Director
Jeffrey D. Jones

/s/ Bunsei Kure	Director
Bunsei Kure

/s/ Joanne M. Maguire	Director
Joanne M. Maguire

/s/ Robert J. Manzo	Director
Robert J. Manzo

/s/ David L. Treadwell	Director
David L. Treadwell